Exhibit 99.1

IMAGE ENTERTAINMENT COMPLETES $17 MILLION
DEBT FINANCING CONVERTIBLE AT $4.25 PER SHARE

Capital Infusion Will Help Finance Deal With Relativity Media

CHATSWORTH, Calif., August 31, 2006 — Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced the closing of a $17 million convertible debenture financing with an institutional investor.

The five-year note bears interest at a fixed annual rate of 7.875% and is convertible into 4 million shares of common stock at a fixed conversion price of $4.25 per share.  In connection with the transaction, Image is also issuing five-year warrants for one million shares of common stock at an exercise price of $4.25 per share.

“The net proceeds from this transaction will help us finance our recently-announced exclusive DVD and digital distribution deal with Relativity Media and enhance our ability to acquire and produce the best independent programming available,” said Jeff M. Framer, Image’s chief financial officer.  “We will also use the proceeds to repay all outstanding obligations under our revolving credit line with Wells Fargo Foothill, which currently carries a higher interest rate than the debenture.”

Mr. Framer concluded, “We believe the fixed conversion price of $4.25 sends a strong and clear message to our shareholders and the market as a whole, and we look forward to capitalizing on the opportunities for growth this infusion of funds affords to us.”

The placement agent for the transaction was C. E. Unterberg, Towbin.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with over 3,000 exclusive DVD titles and approximately 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements.  For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,500 video programs and over 150 audio programs containing more than 2,500 tracks.  The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada.  The Company’s subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England.  For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy.  These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance.  All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries.  For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, particularly the Risk Factors entitled “Relativity Media’s failure to deliver the expected number or quality of motion pictures may adversely affect our business” and “Failure to effectively manage future growth from the Relativity deal may adversely affect our business.”  Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Image Press/Corporate Contact:
Steve Honig
THE HONIG COMPANY, INC.
310.246.1801
press@honigcompany.com

Image Investor Relations:
Charles Messman or Todd Kehrli
MKR Group, LLC
818.556.3700
ir@mkr-group.com